FOR IMMEDIATE RELEASE
CONTACT:  Deb M. Takes, Interim President and CEO
PHONE: 215-513-2304

HARLEYSVILLE NATIONAL CORPORATION REPORTS
FIRST QUARTER EARNINGS OF $6.1 MILLION

HARLEYSVILLE, PA (April 20, 2007) - Harleysville National Corporation (NASDAQ: HNBC), today announced first quarter 2007 diluted and basic earnings per share of $.21 compared to $.30 and $.31, respectively, for the first quarter of 2006. Net income was $6.1 million for the first quarter of 2007 compared to $9.0 million during the same period in 2006.

“Despite a challenging environment, we are pleased to report loan and deposit growth of 3.1% and 4.2%, respectively from the comparable period in 2006. Additionally, although we continue to experience net interest margin compression, we were able to increase our net interest margin from 2.75% for the fourth quarter 2006, to 2.82% in the first quarter of this year. Management recognizes the increased level of nonperforming assets and charge-offs and has dedicated more resources to resolve troubled credits,” said Deb M. Takes, Interim President and Chief Executive Officer.

The Corporation’s consolidated total assets were $3.3 billion at March 31, 2007, an increase of 3.9% or $123.3 million over $3.2 billion in total assets reported at March 31, 2006. This rise was primarily attributable to loan growth of $62.3 million and an increase in cash and investments of $50.4 million. The growth in loans took place mainly in the Bank’s real estate portfolio.

The financial results for 2007 reflect the issuance of 1,310,000 shares of the Corporation’s common stock for a 5% stock dividend payable September 15, 2006. All share and per share information has been restated to reflect this stock dividend.

DETAILED REVIEW OF FINANCIAL RESULTS
Net interest income on a tax equivalent basis in the first quarter of 2007 decreased $1.6 million or 7.1% from the same period in 2006. The decrease during the first quarter of 2007 was mainly attributable to higher deposit costs offset in part by increased loan and investment rates. The net interest margin for the first quarter of 2007 was 2.82%, compared to 2.75% for the fourth quarter of 2006 and 3.15% for the first quarter of 2006. Due to market conditions, deposit rates increased faster than loan rates, resulting in a lower net interest margin compared to the first quarter of 2006. Average earning assets increased $103.8 million or 3.5% during the first quarter of 2007 versus the comparable period in 2006. Average loans grew by $71.1 million or 3.6%, during the same period with average federal funds sold to correspondent banks increasing $27.0 million. Average interest-bearing deposits were up $192.9 million or 9.6%, primarily as a result of growth in interest-bearing checking accounts and time deposits. Average borrowings declined $67.2 million or 13.7%, primarily from FHLB maturities as well as a reduced level of overnight funding replaced by deposit growth.

Nonperforming assets (including nonaccrual loans, net assets in foreclosure and loans 90 days or more past due) were .59% of total assets at March 31, 2007, compared to .54% at December 31, 2006, and .33% at March 31, 2006. The increase in nonperforming assets at March 31, 2007, in relation to December 31, 2006, of $1.9 million was mainly due to a construction loan for one borrower and real estate loans for two borrowers placed on nonaccrual of interest, partially offset by the payoff of nonaccrual real estate loans for another borrower. The increase in relation to March 31, 2006 was largely due to an increase in the level of real estate loans on non-accrual of interest as well as 90 days past due. The increase in the provision of $1.2 million for the three-month period ending March 31, 2007, as compared to the same period in 2006, was primarily a result of inherent risk related to loan growth, the increase in nonperforming loans, as well as a higher level of charge-offs.

Total deposits increased 4.2% or $101.2 million to $2.53 billion at March 31, 2007, up from $2.43 billion at March 31, 2006. This was principally attributable to growth in interest-bearing checking accounts. Core deposits (total deposits less time deposits) increased 6.4% or $102.3 million to $1.70 billion for the same periods.

Noninterest income of $9.1 million for the first quarter of 2007 reflects an increase of $214,000 from the comparable period in 2006. Gains on sales of investment securities for the three months ended March 31, 2007 were $531,000. During the comparable period in 2006, there were no gains recognized. Additionally, the Bank experienced modest increases in deposit service charges and a slight decline in wealth management revenue of $297,000 due to a higher level of variable life insurance business booked in the first quarter of 2006.
Noninterest expense of $18.8 million for the first quarter of 2007 increased $1.7 million from the first quarter of 2006. Salaries and benefits expense rose $1.1 million during the first quarter of 2007 as compared to the same period in 2006 primarily due to higher staffing levels resulting from growth and increased cost of medical benefits. Other expense increased $502,000 during 2007 mainly as a result of increased computer software costs and professional and consulting expenses.
Harleysville National Corporation, with assets of $3.3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB, with assets under management of $3.0 billion. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under NASDAQ Global Market Issues. For more information, visit the Harleysville National Corporation website at www.hncbank.com

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.

Harleysville National Corporation
Consolidated Selected Financial Data (1)
(Dollars in thousands, except per share data)
March 31, 2007
(unaudited)

For the period:		Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2007	2006	2006	2006	2006
Interest Income	$46,695	$46,661	$45,961	$44,223	$42,096
Interest Expense	26,858	26,849	25,347	22,947	20,625
Net Interest Income	19,837	19,812	20,614	21,276	21,471
Provision for Loan Losses	2,425	1,200	900	900	1,200
Net Interest Income after
Provision for Loan Losses	17,412	18,612	19,714	20,376	20,271

Service Charges	1,918	1,994	2,092	2,026	1,890
Gains/(Losses) on Sales of Investment Securities, Net	531	(674)	-	-	-
Gain on Sale of Credit Card Portfolio	-	-	-	1,444	-
Gain on Sale of Branch	-	10,650	-	-	-
Wealth Management Income	4,267	3,474	3,372	3,378	4,564
Bank-Owned Life Insurance Income	582	594	591	601	600
Other Income	1,849	2,168	2,231	2,474	1,879
Total Noninterest Income	9,147	18,206	8,286	9,923	8,933

Salaries, Wages and Employee Benefits	11,597	11,787	11,487	10,854	10,519
Occupancy	1,546	1,392	1,379	1,401	1,498
Furniture and Equipment	917	956	917	900	891
Other Expenses	4,719	4,332	3,777	4,523	4,217
Total Noninterest Expense	18,779	18,467	17,560	17,678	17,125

Income Before Income Taxes	7,780	18,351	10,440	12,621	12,079
Income Tax Expense	1,646	5,079	2,533	3,336	3,128
Net Income	$6,134	$13,272	$7,907	$9,285	$8,951

Per Common Share Data:
Weighted Average Common Shares - Basic	28,965,500	28,966,810	29,011,903	28,933,741	28,873,187
Weighted Average Common Shares - Diluted	29,255,820	29,291,521	29,384,310	29,351,584	29,379,870
Net Income Per Share - Basic	$0.21	$0.46	$0.27	$0.32	$0.31
Net Income Per Share - Diluted	$0.21	$0.45	$0.27	$0.32	$0.30
Cash Dividend Per Share	$0.20	$0.20	$0.19	$0.18	$0.18
Book Value	$10.23	$10.18	$9.89	$9.58	$9.67
Market Value	$17.82	$19.31	$20.10	$20.20	$21.66

	2007	2006	2006	2006	2006
Asset Quality Data:	1Q	4Q	3Q	2Q	1Q
Nonaccrual Loans	$17,519	$15,201	$10,806	$10,164	$9,430
90 + Days Past Due Loans	2,001	2,444	2,262	1,279	1,093
Nonperforming Loans	19,520	17,645	13,068	11,443	10,523
Net Assets in Foreclosure	10	-	87	64	78
Nonperforming Assets	$19,530	$17,645	$13,155	$11,507	$10,601
Loan Loss Reserve	$20,929	$21,154	$21,303	$20,617	$19,895
Loan Loss Reserve / Loans	1.01%	1.03%	1.05%	1.02%	0.99%
Loan Loss Reserve / Nonperforming Loans	107.2%	119.9%	163.0%	180.2%	189.1%
Nonperforming Assets / Total Assets	0.59%	0.54%	0.39%	0.36%	0.33%
Net Loan Charge-offs	$2,650	$1,349	$214	$178	$1,170
Net Loan Charge-offs (annualized)
/ Average Loans	0.52%	0.26%	0.04%	0.04%	0.24%

	2007	2006	2006	2006	2006
Selected Ratios (annualized):	1Q	4Q	3Q	2Q	1Q
Return on Average Assets	0.76%	1.61%	0.96%	1.16%	1.15%
Return on Average Shareholders' Equity	8.47%	18.18%	11.10%	13.44%	13.06%
Yield on Earning Assets (FTE)	6.37%	6.22%	6.20%	6.10%	5.97%
Cost of Interest Bearing Funds	4.14%	4.05%	3.88%	3.60%	3.34%
Net Interest Margin (FTE)	2.82%	2.75%	2.89%	3.04%	3.15%
Leverage Ratio	9.32%	9.36%	9.24%	9.31%	9.33%

Balance Sheet (Period End):	2007	2006	2006	2006	2006
	1Q	4Q	3Q	2Q	1Q
Assets	$3,324,967	$3,249,828	$3,363,003	$3,217,018	$3,201,693
Earning Assets	3,100,047	3,022,219	3,136,487	2,991,628	2,979,595
Investment Securities	928,547	911,889	922,251	925,545	936,665
Loans	2,065,777	2,047,355	2,034,273	2,032,625	2,003,450
Other Earning Assets	105,723	62,975	179,963	33,458	39,480
Interest-Bearing Liabilities	2,654,182	2,578,377	2,707,217	2,541,713	2,534,165
Total Deposits	2,526,841	2,516,855	2,628,246	2,479,658	2,425,673
Noninterest-Bearing Deposits	328,096	327,973	326,851	356,043	345,118
Interest-Bearing Checking	524,429	539,974	571,444	419,312	382,199
Money Market	711,969	662,966	675,904	664,392	678,276
Savings	130,981	133,370	150,889	175,071	187,534
Time Deposits	831,366	852,572	903,158	864,840	832,546
Total Borrowed Funds	455,437	389,495	405,822	418,098	453,610
Federal Home Loan Bank	224,750	239,750	239,750	257,750	297,750
Other Borrowings	230,687	149,745	166,072	160,348	155,860
Shareholders' Equity	296,246	294,751	286,605	277,737	279,989

Balance Sheet (Average):	2007	2006	2006	2006	2006
	1Q	4Q	3Q	2Q	1Q
Assets	$3,280,854	$3,279,260	$3,253,616	$3,218,481	$3,164,007
Earning Assets	3,067,366	3,071,093	3,037,009	3,005,888	2,963,541
Investment Securities	944,658	919,848	917,103	929,002	936,867
Loans	2,059,871	2,034,515	2,027,028	2,006,723	1,988,778
Other Earning Assets	62,837	116,730	92,878	70,163	37,896
Interest-Bearing Liabilities	2,629,978	2,629,023	2,593,694	2,555,544	2,504,301
Total Deposits	2,515,658	2,543,658	2,518,958	2,459,453	2,353,353
Noninterest-Bearing Deposits	308,095	317,673	334,847	342,654	338,666
Interest-Bearing Checking	528,874	541,676	466,447	415,426	375,470
Money Market	716,266	672,458	676,035	661,444	666,722
Savings	130,934	140,181	163,136	180,968	187,245
Time Deposits	831,489	871,670	878,493	858,961	785,250
Total Borrowed Funds	422,415	403,038	409,583	438,745	489,614
Federal Home Loan Bank	228,750	239,750	241,685	285,904	297,750
Other Borrowings	193,665	163,288	167,898	152,841	191,864
Shareholders' Equity	293,795	289,618	282,678	277,064	277,892

Average Balance Sheets and Interest Rates - Fully-Taxable Equivalent Basis

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2006
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Earning assets:
Investment securities
Taxable investments	$684,651	$8,564	5.07%	$690,204	$7,322	4.30%
Non-taxable investments (2)	260,007	3,937	6.14%	246,663	3,777	6.21%
Total investment securities	944,658	12,501	5.37%	936,867	11,099	4.80%
Federal funds sold and deposits in banks	62,837	806	5.20%	37,896	425	4.55%
Loans(2) (3)	2,059,871	34,905	6.87%	1,988,778	32,084	6.54%
Total earning assets	3,067,366	48,212	6.37%	2,963,541	43,608	5.97%
Noninterest-earning assets	213,488			200,466
Total assets	$3,280,854			$3,164,007

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
Savings and money market	$1,376,074	12,106	3.57%	$1,229,437	7,513	2.48%
Time	831,489	9,716	4.74%	785,250	7,644	3.95%
Total interest-bearing deposits	2,207,563	21,822	4.01%	2,014,687	15,157	3.05%
Borrowed funds	422,415	5,036	4.84%	489,614	5,468	4.53%
Total interest-bearing liabilities	2,629,978	26,858	4.14%	2,504,301	20,625	3.34%
Noninterest-bearing liabilities:
Demand deposits	308,095			338,666
Other liabilities	48,986			43,148
Total noninterest-bearing liabilities	357,081			381,814
Total liabilities	2,987,059			2,886,115
Shareholders' equity	293,795			277,892
Total liabilities and shareholders' equity	$3,280,854			$3,164,007

Net interest spread			2.23%			2.63%
Effect of noninterest-bearing sources			0.59%			0.52%
Net interest income/margin on earning assets		$21,354	2.82%		$22,983	3.15%
Less tax equivalent adjustment		1,517			1,512
Net interest income		$19,837			$21,471

(1) Certain prior period amounts have been reclassified to conform to current period presentation.
(2) The interest earned on nontaxable investment securities and loans is shown on a tax equivalent basis (tax rate of 35%).
(3) Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.